Exhibit 10.23

THE YANKEE CANDLE COMPANY, INC.

AMENDED AND RESTATED

EXECUTIVE DEFERRED COMPENSATION PLAN

Amended and Restated

as of December 23, 2008

THE YANKEE CANDLE COMPANY, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

ARTICLE I - PURPOSE; EFFECTIVE DATE

1.1 Purpose. The purpose of this YANKEE CANDLE COMPANY AMENDED AND RESTATED EXECUTIVE DEFERRED COMPENSATION PLAN (hereinafter, the “Plan”) is to permit a select group of management or highly compensated employees of The Yankee Candle Company, Inc. (and its selected subsidiaries and/or affiliates) to defer the receipt of income which would otherwise become payable to them. It is intended that this Plan, by providing these eligible employees an opportunity to defer the receipt of income, will assist in the retaining and attracting individuals of exceptional ability and by providing an additional opportunity to save for retirement beyond Code limitations imposed on qualified retirement plans. This Plan is intended to be “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

1.2 Effective Date. This Plan was originally adopted by the Company effective as of October 1, 1996 and amended on our about May 28, 2004 and again on January 1, 2005. The Plan, as amended and restated herein, shall be effective as of December     , 2008 (the “Effective Date”). It is the intent that all of the amounts deferred and benefits provided under this Plan will comply with the terms of Section 409A of the Code and interpretive guidance issued thereunder.

1.3 Unfunded Plan. This Plan is an unfunded top-hat plan maintained primarily to provide deferred compensation benefits for a “select group of management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

ARTICLE II - DEFINITIONS

For the purpose of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1 Account(s). “Account(s)” means the notional account or accounts maintained on the books of the Company used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets. Account(s) shall be deemed to exist from the time amounts are first credited to such Account(s) until such time that the entire Account balance has been distributed in accordance with this Plan. The Accounts available for each Participant shall be identified as:

(a) Deferral Account; and

(b) Company Matching Contribution Account.

2.2 Beneficiary. “Beneficiary” means the person, persons or entity as designated by the Participant, entitled under Article VI to receive any Plan benefits payable after the Participant’s death.

2.3 Board. “Board” means the Board of Directors of the Company.

2.4 Change of Control. “Change of Control” means:

(a) a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined and determined under Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation Section 1.409A-3(i)(5). Without in any way limiting the scope of the preceding sentence, a Change of Control shall be deemed to occur on the date upon which one of the following events occurs:

i. any one person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or more than one person acting as a group (as determined under Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of either the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional control of the Company by the same person or persons is not considered to cause a change of control of the Company); or

ii. any one person (as such term is used in the Exchange Act), or more than one person acting as a group (as determined under Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 35% of the total voting power of the stock of the Company, the acquisition of additional control of the Company by the same person or person is not considered to cause a change in control of the Company); or

iii. a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

any one person (as such term is used in the Exchange Act), or more than one person acting as a group (as determined under Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

2.5 Code. “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

2.6 Company. “Company” means The Yankee Candle Company, Inc., a Massachusetts corporation, and any directly or indirectly affiliated subsidiary corporations.

2.7 Compensation. “Compensation” means wages as defined in Section 3401(a) of the Code and all other payments of compensation to a Participant by the Company (in the course of the Company’s trade or business) for which the Participant is required to furnish the Participant a written statement under Section 6041(d) and 6051(a)(3) of the Code, excluding reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation and welfare benefits, but including amounts that are not includable in the gross income of the Participant under a salary reduction agreement by reason of the application of Section 125, 402(a)(8), 402(h), or 403(b) of the Code. Compensation must be determined without regard to any rules under Section 3401(a) of the Code that limit the remuneration included in wages based on the nature or location of the employment or the services performed. Compensation shall generally be based on the amount that would have been actually paid to the Participant during the Plan Year but for an election under Article III.

2.8 Compensation Committee. “Compensation Committee or Committee” means the Compensation Committee appointed by the Board to administer the Plan pursuant to Article VII. Further, the Compensation Committee may designate a sub-Committee to administer the Plan.

2.9 Deferral Election. “Deferral Election” means an irrevocable written commitment made by a Participant to defer a portion of his/her Compensation as set forth in Article III, and as permitted by the Committee in its sole discretion. The Deferral Election shall apply to each payment of Compensation and/or Performance-Based Compensation payable to a Participant. Such designation shall be made in the form of a whole percentage or an exact stated dollar amount. Such Deferral Election shall be made on an Election Form within the period of time set forth in Sections 3.2 and 3.3 herein.

2.10 Deferral Period. “Deferral Period” means each calendar year, except that if a Participant first becomes eligible after the beginning of a calendar year, the initial Deferral Period shall be the 30-day period commencing on the date the Participant first becomes eligible to participate in this Plan, provided that the initial deferral election may apply only to compensation for services performed after the date of the election. For purposes of deferrals related to Participant’s annual bonus or other Performance-Based Compensation, “Deferral Period” shall mean the Company’s fiscal year.

2.11 Determination Date. “Determination Date” means each business day.

2.12 Disability. “Disability” means the Participant is: (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement or other disability benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer.

2.13 Employee. “Employee” means any employee of the Company.

2.14 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.15 Financial Hardship. “Financial Hardship” means the occurrence of any of the following events:

(a) a severe financial hardship to the Participant resulting from an illness of accident of the Participant, the Participant’s spouse, a Beneficiary, of the Participant’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2), and ((d)(1)(B);

(b) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or

(c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, which may include, if applicable, (x) the imminent foreclosure of or eviction from the Participant’s primary residence, (y) the need to pay for medical expenses or funeral expenses of the Participant’s spouse, a Beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code without regard to Section 152 (b)(1), (b)(2), and (d)(1)(B). Except as otherwise provided in this clause (iii), the purchase of a home and the payment of college tuition are not Financial Hardship.

The determination of whether a Financial Hardship exists shall be subject to and determined by the Committee after addressing the facts and circumstances of each case, as required by Treasury Regulation Section 1.409A-3(i)(3)(i).

2.16 Interest. “Interest” means the amount credited to or charged against a Participant’s Account(s) on each Determination Date, which shall be based on the Valuation Funds chosen by the Participant as provided in Section 2.24, below and in a manner consistent with Section 4.3, below. Such credits or charges to a Participant’s Account may be either positive or negative to reflect the increase or decrease in value of the Account in accordance with the provisions of this Plan.

2.17 Company Matching Contribution. “Company Matching Contribution” means the annual contribution made by the Company to the eligible Participant’s Company Matching Contribution Account as provided for in Section 4.4, below.

2.18 Performance-Based Compensation. “Performance-Based Compensation” means Compensation the amount of which, or the entitlement to which is contingent on the satisfaction of pre-established organizational or individual performance criteria that relate to a particular Performance Period and are not certain to be met at the time the Deferral Election is made.

2.19 Performance Period. “Performance Period” means a continuous period of service with the Company comprising one entire Plan Year with respect to which Performance-Based Compensation is earned.

2.20 Participant. “Participant” means any individual who is eligible, pursuant to Section 3.1, below, to participate in this Plan, and who has elected to defer Compensation under this Plan in accordance with Article III, below. Such individual shall remain a Participant in this Plan for the period of deferral, or credit, and until such time as all benefits payable under this Plan have been paid in accordance with the provisions hereof.

2.21 Plan. “Plan” has the meaning ascribed to it in Section 1.1, above.

2.22 Plan Year. “Plan Year” means the calendar year.

2.23 Termination of Employment. A “Termination of Employment” occurs where the Participant ceases performing any bona fide services for the Company, irrespective of whether the Participant is receiving or scheduled to receive salary continuation, severance, employee benefits or similar payments or benefits following the cessation of services.

2.24 Valuation Funds. “Valuation Funds” means one or more of the hypothetical investment funds or indices managed by an investment manager that are selected by the Committee. These Valuation Funds are used solely to calculate the Interest that is credited to each Participant’s Account(s) in accordance with Article IV, below, and does not represent, nor should it be interpreted to convey any beneficial interest or ownership on the part of the Participant in any asset or other property of the Company. Participants may allocate their Account(s) between Valuation Funds. Exhibit A attached hereto sets forth the available Valuation Funds which may be amended from time to time in the sole and absolute discretion of the Committee.

ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.1 Eligibility and Participation.

(a) Eligibility. Employees holding the following positions with the Company and who are a member of the Company’s Senior Leadership Team, and any named Employees designated by the Committee by special vote as eligible or ineligible, are eligible to participate in the Plan:

(i) Chief Executive Officer;

(ii) President;

(iii) Senior Vice President; and

(iv) Vice President.

(For avoidance of doubt, Directors who qualify as highly compensated employees are not eligible to participate in the Plan and have never been eligible to participate in the Plan at any time.)

(b) Participation. An individual’s participation in the Plan shall be effective upon the first day of the month following notification to the individual by the Committee or its designee of his/her eligibility to participate; provided the individual has completed and submitted an Enrollment Form and Allocation Form, as both are defined below in Section 3.3, to the Committee no later than fifteen (15) days prior to the beginning of the Deferral Period; otherwise, the individual shall become a Participant in the Plan as of the first day of the Plan Year for which he or she has filed the aforementioned forms.

3.2 First-Year Participation. When an individual first becomes eligible to participate in this Plan, a Deferral Election may be submitted to the Committee within thirty (30) days after the Committee notifies the individual of eligibility to participate. Such Deferral Election will be effective only with regard to Compensation earned and payable following submission of the Deferral Election to the Committee.

3.3 Form of Deferral Election. A Participant may irrevocably elect to make a Deferral Election no later than December 31 of the Plan Year prior to the beginning of the Deferral Period by submitting the enrollment form permitted by the Committee (the “Enrollment Form”). A Deferral Election with respect to any bonus or Performance-Based Compensation which is based on services performed over a period of at least twelve (12) months shall be made no later than six (6) months prior to the end of such performance period, provided that: (i) the election to defer is made before the compensation has become readily ascertainable and (ii) the Participant was employed at the time the performance criteria were established. The Deferral Election shall specify the following:

(a) Deferral Amounts. A Deferral Election shall be made with respect to each payment of Compensation payable by the Company to a Participant during the Deferral Period. The Participant shall set forth the amount of his or her salary to be deferred as a whole percentage amount of Compensation, and with respect to the deferral of bonus Compensation or Performance-Based Compensation, a stated dollar amount or a whole percentage amount above a stated dollar amount.

(b) Allocation to Valuation Funds. The Participant shall specify in a separate form (known as the “Allocation Form”) filed with the Committee, the Participant’s initial allocation of the amounts deferred into his or her Account(s) among the various available Valuation Funds.

(c) Maximum Deferral. The maximum amount of Compensation that may be deferred shall be no more than one hundred percent (100%) of base salary and one hundred percent (100%) of annual bonus or Performance-Based Compensation.

3.4 Period of Commitment. Any Deferral Election made by a Participant with respect to Compensation shall remain in effect for the next succeeding Deferral Period, and shall remain in effect for all future Deferral Periods unless revoked or amended in writing by the Participant and delivered to the Committee no later than fifteen (15) days prior to the beginning of a subsequent Deferral Period, except that if a Participant suffers a Disability or terminates employment with Company prior to the end of the Deferral Period, the Deferral Period shall end as of the date of Disability or Termination of Employment. Furthermore, a Deferral Election may be temporarily revoked by operation of Section 5.3, below.

3.5 Modification of Deferral Election. Except as provided in Sections 3.4, above, and 5.3 below, a Deferral Election shall be irrevocable by the Participant during a Deferral Period.

3.6 Change in Status. If the Committee determines that a Participant’s employment performance is no longer at a level that warrants reward through participation in this Plan, but does not terminate the Participant’s employment with Company, the Participant’s existing Deferral Election shall terminate at the end of the Deferral Period, and no new Deferral Election may be made by such Participant after notice of such determination is given by the Committee, unless the Participant later satisfies the requirements of Section 3.1. If the Committee, in its sole discretion, determines that the Participant no longer qualifies as a member of a select group of management or highly compensated employees, as determined in accordance with ERISA, and interpretive guidance issued thereunder, the Committee may, in its sole discretion terminate any Deferral Election for that year, and prohibit the Participant from making any future Deferral Elections.

3.7 Defaults in Event of Incomplete or Inaccurate Deferral Elections. In the event that a Participant submits a Deferral Election to the Committee that contains information necessary to the efficient operation of this Plan which, in the sole discretion of the Committee, is incomplete or inaccurate, the Committee shall be authorized to treat the incomplete or inaccurate Deferral Election as if the following elections had been made by the Participant, and such information shall be communicated to the Participant:

(a) If no Valuation Fund is selected – treat as if the Money Market Fund was elected;

(b) If Valuation Fund(s) selected equal less than 100% – treat as if the Money Market Fund was elected for remaining balance; and

(c) If Valuation Fund(s) selected equal more than 100% – proportionately reduce each Valuation Fund to equal 100%.

ARTICLE IV - DEFERRED COMPENSATION ACCOUNT

4.1 Accounts. The Compensation deferred by a Participant under the Plan, and Interest shall be credited to the Participant’s Deferral Account as selected by the Participant; any Matching Contributions and Interest thereon shall be credited to the Participant’s Company Matching Contribution Account.

4.2 Timing of Credits; Withholding. A Participant’s deferred Compensation shall be credited to the Participant’s Deferral Account as soon as administratively practical after the date the Compensation deferred would have otherwise been payable to the Participant. Any Matching Contributions shall be credited to the Company Matching Contribution Account as set forth in Section 4.4, below. Any withholding of taxes or other amounts with respect to deferred Compensation or other amounts credited under this Plan that is required by local, state or federal law shall be withheld from the Participant’s corresponding non-deferred portion of the Compensation to the maximum extent possible, and any remaining amount shall reduce the amount credited to the Participant’s Account in a manner specified by the Committee.

4.3 Valuation Funds. A Participant shall designate, at a time and in a manner acceptable to the Committee, one or more Valuation Funds for each Account for the sole purpose of determining the amount of Interest to be credited or debited to such Account. Such election shall designate the portion of each deferral of Compensation and/or Matching Contribution that shall be allocated among the available Valuation Fund(s), and such election shall apply to each succeeding deferral of Compensation and/or Matching Contribution until such time as the Participant shall file a new election with the Committee. Upon notice to the Committee, Participants shall also be permitted to reallocate the balance in each Valuation Fund among the other available Valuation Funds as determined by the Committee. The manner in which such elections shall be made and the frequency with which such elections may be changed and the manner in which such elections shall become effective shall be determined in accordance with the procedures to be adopted by the Committee or its delegates from time to time. As of the Effective Date, such elections may be made on a daily basis electronically, and such elections shall become effective on the date made or the next available Determination Date.

4.4 Company Matching Contributions. The Company shall make a Matching Company Contribution only to the Company Matching Contribution Account of any Participants: (i) who hold the title of Senior Vice President and above, and any Vice President who is a member of the Company’s Executive Committee (the composition of such committee is determined in the sole and absolute discretion of the Company’s Board), and (ii) any named Employees so designated by the Committee as eligible. To receive a Company Matching Contribution for a Plan Year eligible Participants must be employed by the Company on the last day of the Plan Year. The Company shall make the Company Matching Contribution as soon as is practical after the Plan Year, but in no event later than the sixty (60) days following the close of the Plan Year. The amount of the Company Matching Contribution shall equal one hundred percent (100%) of the Participant’s first $10,000 contributed to his/her Deferral Account for the Plan Year and fifty percent (50%) of the next $20,000 contributed to his/her Deferral Account for the Plan Year. Notwithstanding anything herein to the contrary (other than the eligibility requirements of the first sentence of this Section 4.4), in the event that either a Change in Control occurs, the Company or any successor executes an amendment to the Plan to retroactively eliminate or reduce the Company Matching Contributions or the death or disability of the Participant, then the Company shall be obligated to contribute the Company Matching Contribution within fifteen (15) days of the occurrence of the Change of Control, effective date of any such amendment, or death or disability of the Participant based upon contributions credited to an eligible Participant’s Deferral Account as of such date.

4.5 Determination of Accounts. Each Participant’s Account as of each Determination Date shall consist of the balance of the Account as of the immediately preceding Determination Date, adjusted as follows:

(a) New Deferrals. Each Account shall be increased by any deferred Compensation credited since such prior Determination Date, except that no amount of new deferrals shall be credited to an Account at the same time that a distribution is to be made from that Account.

(b) Company Matching Contributions. Each Account shall be increased by any Matching Contributions credited since such prior Determination as set forth above in sections 4.4 or as otherwise directed by the Committee.

(c) Distributions. Each Account shall be reduced by the amount of each benefit payment made from that Account since the prior Determination Date. Distributions shall be deemed to have been made proportionally from each of the Valuation Funds maintained within such Account based on the proportion that such Valuation Fund bears to the sum of all Valuation Funds maintained within such Account for that Participant as of the Determination Date immediately preceding the date of payment.

(d) Interest. Each Account shall be increased or decreased by the Interest credited to such Account since such Determination Date as though the balance of that Account as of the beginning of the current month had been invested in the applicable Valuation Funds chosen by the Participant.

(e) Vesting of Accounts. A Participant shall be one-hundred percent (100%) vested at all times in the amount of Compensation elected to be deferred under this Plan to the Deferral Account and in Company Matching Contributions, if any, contributed to a Participant’s Company Matching Contribution Account.

(f) Statement of Accounts. The Committee shall direct the Plan’s third-party administrator to provide to each Participant a statement showing the balances in the Participant’s Account on a quarterly basis.

ARTICLE V - PLAN BENEFITS

5.1 Accounts. A Participant’s Deferral and Company Matching Contribution Accounts shall be distributed to the Participant upon a Termination of Employment with the Company.

(a) Timing of Payment. Subject to Section 5.6 (“Withholding; Payroll Taxes”), benefits payable from the Deferral Account and Company Matching Contribution Account shall be made on or about the December 15th immediately following the date of the Participant’s Termination of Employment, or if later forty-five (45) days following the Participant’s Termination of Employment.

(b) Form of Payment. The form of benefit payment from a Participant’s Accounts shall be in the form of a lump sum payment.

5.2 Death Benefit. Upon the death of a Participant, the Company shall pay to the Participant’s Beneficiary an amount equal to the Account balance in that Account in the form of a lump sum payment.

5.3 Hardship Distributions. Upon a finding that a Participant has suffered a Financial Hardship, the Committee shall terminate the existing Deferral Election, and/or make distributions from any or all of the Participant’s Accounts. The amount of such distribution, shall be limited to the amount reasonably necessary to meet the Participant’s needs resulting from the Financial Hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Financial Hardship is or may be relieved through the reimbursement or compensation by insurance, or otherwise or by liquidation of the Participant’s assets (to the extent that liquidation of such assets would not itself cause severe financial hardship). The amount of such distribution will not exceed the Participant’s vested Account balances. If payment is made due to Financial Hardship, the Participant’s deferrals under this Plan shall cease for the period of the Financial Hardship and for twelve (12) months thereafter. If the Participant is again eligible to participate, any resumption of the Participant’s deferrals under the Plan after such twelve (12) month period shall be made only at the election of the Participant in accordance with Article III herein.

5.4 Change of Control Distributions. Upon the occurrence of a Change of Control, benefits payable from the Deferral and Company Matching Contribution Accounts shall be distributed to the Participant within thirty (30) days following the Change of Control.

5.5 Disability Distributions. Upon finding that a Participant has suffered a Disability, the Company may make distributions from any or all of the Participant’s Accounts. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant’s needs resulting from the Disability.

5.6 Withholding; Payroll Taxes. Company shall withhold from any payment made pursuant to this Plan any taxes required to be withheld from such payments under local, state or federal law. A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to Section 3405(a)(2) of the Code, or any successor provision thereto.

5.7 Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee and Company from all liability with respect to such benefit.

5.8 Effect of Payment. The full payment of the applicable benefit under this Article V shall completely discharge all obligations on the part of the Company to the Participant (and the Participant’s Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Participant’s Beneficiary’s) rights under this Plan shall terminate.

5.9 Forfeiture. In the event a Participant is terminated for “cause,” then his Company Matching Contribution Account shall be immediately forfeited. For purposes of this Plan, “cause” shall mean, in summary, the Participant’s (i) intentional failure to perform reasonably assigned duties; (ii) dishonesty or willful misconduct in the performance of duties; (iii) involvement in a transaction in connection with the performance of duties to the Company that is adverse to the interests of the Company and that is engaged in for personal profit; or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses). Notwithstanding anything in the Plan to the contrary, forfeiture for cause may not occur following a Change of Control.

5.10 No Acceleration of Retirement Benefit. Neither a Participant nor the Company may accelerate the time or schedule of any benefit scheduled to be paid under the Plan (including, for this purpose, any Deferral Agreement or Deferral Election). Notwithstanding the foregoing, the time or schedule of any benefit may be accelerated in any of the following circumstances:

(a) Domestic Relations Orders. The Plan Administrator may accelerate the time or schedule of a payment under the Plan to an individual other than the Participant, or a payment under the Plan may be made to an individual other than the Participant, to the extent necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code);

(b) Payment of Employment Taxes. The Plan Administrator may accelerate the time or schedule of a payment under the Plan, or a payment may be made under the Plan, to (x) pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Section 3101, 3121(a) or 3121(v)(2) of the Code or (y) pay the income tax at the source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws. However, the total payment under this clause (b) may not exceed the aggregate of the FICA amount and the income tax withholding related to the FICA amount;

(c) Payment Upon Income Inclusion Under Section 409A. The Plan Administrator may accelerate the time or schedule of a payment under the Plan, or a payment may be made under the Plan, at any time that the Plan fails to meet the requirements of Section 409A of the Code and the Final Regulations. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder; or

(d) Certain Offsets. The Plan Administrator may accelerate the time or schedule of a payment under the Plan, or a payment may be made under the Plan, as satisfaction of debt of the Participant to the Company, where such debt is incurred in the ordinary course of the service relationship between the Participant and the Company, the entire amount of reduction in any of the Participant’s taxable years does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

ARTICLE VI - BENEFICIARY DESIGNATION

6.1 Beneficiary Designation. Each Participant shall have the right, at any time, to designate one (1) or more persons or entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s vested Account balance. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant’s lifetime.

6.2 Changing Beneficiary. Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee.

6.3 No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

(a) The Participant’s surviving spouse;

(b) The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves surviving issue, then such issue shall take by right of representation the share the deceased child would have taken if living; or

(c) The Participant’s estate.

6.4 Effect of Payment. Payment to the Beneficiary shall completely discharge the Company’s obligations under this Plan.

ARTICLE VII - ADMINISTRATION

7.1 Committee; Duties. This Plan shall be administered by the Compensation Committee. The Committee or its designee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as they may arise in such administration. A majority vote of the Committee members shall control any decision.

7.2 Agents. The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.3 Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.4 Indemnity of Committee. To the fullest extent permitted by the Company’s Articles of Incorporation and By-Laws, the Company shall indemnify and hold harmless the members of the Compensation Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct.

ARTICLE VIII - CLAIMS PROCEDURE

8.1 Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as “Claimant”), or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practical, but in no event later than ninety (90) days after receiving the initial claim (or no later than forty-five (45) days after receiving the initial claim regarding a Disability under this Plan).

8.2 Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

(a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

(b) A description of any additional material or information required and an explanation of why it is necessary, in which event the time frames listed in section 8.1 shall be one hundred and eighty (180) and seventy-five (75) days from the date of the initial claim respectively; and

(c) An explanation of the Plan’s claim review procedure.

8.3 Review of Claim. Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) may request a review by notice given in writing to the Committee. Such request must be made within sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) after receipt by the Committee of Claimant’s claim or request. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4 Final Decision. The decision on review shall normally be made within sixty (60) days (or forty-five (45) days in the event of a claim regarding a Disability) after the Committee’s receipt of claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days (or ninety (90) days in the event of a claim regarding a Disability). The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

8.5 Indemnity. The Company agrees to pay all costs and expenses incurred by any Participant in connection with efforts to enforce his or her rights under this Plan and will indemnify and hold harmless any Participant from and against any damages, liabilities and expenses (including without limitation reasonable fees and expenses of counsel) incurred by the Participant in connection with any litigation or threatened litigation, including any regulatory proceedings, arising out of the making, performance or enforcement of this Plan.

ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN

9.1 Amendment. The Board may at any time amend the Plan by written instrument, notice of which is given to all Participants and to Beneficiary receiving installment payments, except that no amendment shall reduce or otherwise adversely affect the amount accrued in any Account as of the date the amendment is adopted. In the event the Board amends the Plan to eliminate Matching Contributions, each Participant shall be entitled to a pro-rata Company Matching Contribution through the effective date of the amendment to the Plan for Deferral Contributions made during the Plan Year, pursuant to Section 4.4 of this Plan. Further, upon the occurrence of a Change of Control, no amendment shall reduce or otherwise adversely affect the proportionate share of a Participant’s Deferral Election, with regard to both Compensation and Performance-Based Compensation, and any Company Matching Contribution attributable thereto.

9.2 Company’s Right to Terminate. The Board may at any time terminate the Plan provided that such termination of the Plan is not treated as an “acceleration of benefits” as described in Section 409A(a)(3) of the Code and the Plan termination is identified as an exception to the “non-acceleration rule” under Treasury Regulation Section 1.409A-3(j)(4)(ix). Upon a permitted partial or complete termination, the Board may cease all future Deferral Elections, all current Deferral Elections, and or, in its sole discretion, pay out Accounts over a period of up to five (5) years, provided such action is not treated as an “acceleration of benefits” as described in Section 409A(a)(3) of the Code and Treasury Regulation Section 1.409A-3(j)(4)(ix).

ARTICLE X - MISCELLANEOUS

10.1 Unsecured General Creditor. Notwithstanding any other provision of this Plan, Participants and Participants’ Beneficiary shall be unsecured general creditors, with no secured or preferential rights to any assets of Company or any other party for payment of benefits under this Plan. Any property held by Company for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. Company’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

10.2 Trust Fund. Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, Company may establish one (1) or more rabbi trusts, with such trustees as the Board may approve, for the purpose of assisting in the payment of such benefits. The assets of any such trust shall be held for payment of all Company’s general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of Company.

10.3 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.4 Not a Contract of Employment. This Plan shall not constitute an employment contract or a contract for services of any kind between the Company and the Participant. Nothing in this Plan shall confer on the Participant the right to be retained by Company or otherwise be retained in the service of the Company or to interfere with the right of the Company to terminate its relationship with a Participant at any time.

10.5 Protective Provisions. A Participant will cooperate with Company by furnishing any and all information requested by Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Company may deem necessary and taking such other action as may be requested by Company.

10.6 Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the Commonwealth of Massachusetts, except to the extent as preempted by federal law.

10.7 Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.8 Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in company’s records.

10.9 Successors. The provisions of this Plan shall bind and inure to the benefit of Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Company, and successors of any such corporation or other business entity

10.10 Code Section 409A. Notwithstanding anything herein to the contrary, in the event that the Company, upon the advice of its counsel, determines in its sole and absolute discretion that a delay in payment of a benefit hereunder or other modification is necessary to comply with Section 409A of the Code and the Treasury Regulations promulgated thereunder, then such delay in payment or other modification shall be made.

THE YANKEE CANDLE COMPANY, INC.

BY:

DATED: December , 2008